EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

The Plan Administrator

RMI Bargaining Unit Employee Savings and Investment Plan

We have audited the accompanying Statements of Net Assets Available for Benefits of RMI Bargaining Unit Employee Savings and Investment Plan (the “Plan”) as of December 31, 2010 and 2009, and the related Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2010. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Form 5500 Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2010, and Form 5500 Schedule H, Line 4a – Schedule of Delinquent Participant Contributions for the year ended December 31, 2010, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Ciuni & Panichi, Inc.

Cleveland, Ohio

June 30, 2011

RMI BARGAINING UNIT EMPLOYEE SAVINGS AND INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS

Investments in RMI Titanium Master Trust, at fair value	$19,679,947	$18,578,298
Notes receivable from participants	676,001	629,314
Contributions receivable:
Participant	20,024	18,521
Employer	5,249	4,357

Total contributions receivable	25,273	22,878

Net assets available for benefits, at fair value	20,381,221	19,230,490

Adjustment from fair value to contract value for fully benefit responsive investment contracts	(39,033)	88,778

Net assets available for benefits	$20,342,188	$19,319,268

The accompanying notes are an integral part of these financial statements.

RMI BARGAINING UNIT EMPLOYEE SAVINGS AND INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2010

2010

Contributions:
Participant	$1,023,047
Employer	260,602
Rollovers	17

Total contributions	1,283,666
Net investment income from Master Trust	1,819,559
Interest income on notes receivable from participants	37,365

Total additions	3,140,590
Deductions:
Participants’ benefits paid	2,063,706
Administrative fees	6,916

Total deductions	2,070,622

Net increase prior to transferred assets	1,069,968
Transfers out	(47,048)

Net increase in net assets available for benefits	1,022,920
Net assets available for benefits:
Beginning of year	19,319,268

End of year	$20,342,188

The accompanying notes are an integral part of these financial statements.

RMI BARGAINING UNIT EMPLOYEE SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The financial statements of the RMI Bargaining Unit Employee Savings and Investment Plan (the “Plan”) have been prepared in conformity with accounting principles generally accepted in the United States of America. The following are the significant accounting policies followed by the Plan.

ACCOUNTING METHOD

The financial statements of the Plan use the accrual method of accounting.

USE OF ESTIMATES

The preparation of the Plan’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect the reported amounts of net assets available for benefits at the date of the financial statements, the changes in net assets available for benefits during the reporting period, and disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

RISKS AND UNCERTAINTIES

Investments of the Plan are exposed to various risks, such as interest rate risk, market risk, and credit risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in risks in the near term would materially affect investment assets reported in the Statements of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.

CONTRIBUTIONS

Participant contributions are made through payroll deductions and are recorded as additions to net assets available for plan benefits when the deduction is made. Participant contributions not yet deposited and amounts not funded by RMI Titanium Company (the “Company” or the “Plan Sponsor”), are recorded as contributions receivable.

ADMINISTRATIVE EXPENSES

Administrative costs of the Plan are absorbed by the Plan Sponsor. However, the Plan permits the Plan Sponsor to use forfeitures to reduce administrative expenses.

INVESTMENT FEES

Net investment returns reflect certain fees paid by the investment funds to their affiliated investment advisors, transfer agents, and others as further described in each fund prospectus or other published documents. These fees are deducted prior to allocation of the RMI Titanium Master Trust (the “Master Trust”) investment earnings activity and related allocation to the Plan and thus are not separately identifiable as an expense.

NOTES RECEIVABLE FROM PARTICIPANTS

Notes receivable from participants are measured at their unpaid balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the plan document.

PAYMENT OF BENEFITS

Benefits are recorded when paid.

NOTES TO FINANCIAL STATEMENTS (continued)

NEW ACCOUNTING PRONOUNCEMENTS

In January 2010, the FASB issued guidance that clarifies and requires new disclosures about fair value measurements. The clarifications and requirement to disclose the amounts and reasons for significant transfers between Level 1 and Level 2, as well as significant transfers in and out of Level 3 of the fair value hierarchy, were adopted by the Plan. Note 2 – Fair Value Measurements reflects the amended disclosure requirements. The new guidance also requires that purchases, sales, issuances, and settlement be presented gross in the Level 3 reconciliation and that requirement is effective for fiscal years beginning after December 15, 2010. The adoption of the new guidance is not expected to have an effect on the Plan’s financial statements.

In February 2010, the FASB issued authoritative guidance amending the disclosure requirements for events that occur after the balance sheet date but before financial statements are issued, eliminating the need to disclose the date through which subsequent events have been evaluated. The new guidance became effective upon issuance. The adoption of the revised guidance did not have a material effect on the Plan’s financial statements.

In September 2010, the FASB issued guidance clarifying the classification and measurement of participant loans by defined contribution pension plans. The guidance requires that participant loans be classified as notes receivable from participants and measured at their unpaid principal balance, plus any accrued but unpaid interest. The Plan adopted this new guidance in its December 31, 2010 financial statements and has reclassified participant loans of $676,001 and $629,314 for the years ended December 31, 2010 and 2009, respectively, from investments to notes receivable from participants. Net assets of the Plan were not affected by the adoption of the new guidance.

NOTE 2 – FAIR VALUE MEASUREMENTS:

The FASB defines fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs utilized in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data and which requires the Plan to develop its own assumptions. This hierarchy requires the Plan to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

NOTES TO FINANCIAL STATEMENTS (continued)

A summary of the Plan’s financial assets and their respective levels within the fair value hierarchy for the year ended December 31, 2010:

	Fair Value of Plan Assets
	Level 1	Level 2	Level 3	Total
Bond Funds	$1,425,454	$—	$—	$1,425,454
Domestic Equity Funds	7,853,407	—	—	7,853,407
International /Global Funds	833,164	—	—	833,164
Lifecycle Funds	2,469,141	—	—	2,469,141
RTI Unitized Stock Fund	—	2,298,240	—	2,298,240
Common/Collective Trust Fund	—	4,800,541	—	4,800,541

	$12,581,166	$7,098,781	$—	$19,679,947

A summary of the Plan’s financial assets and their respective levels within the fair value hierarchy for the year ended December 31, 2009:

	Fair Value of Plan Assets
	Level 1	Level 2	Level 3	Total
Bond Funds	$1,030,201	$—	$—	$1,030,201
Domestic Equity Funds	7,230,154	—	—	7,230,154
International /Global Funds	761,831	—	—	761,831
Lifecycle Funds	2,056,462	—	—	2,056,462
RTI Unitized Stock Fund	—	2,725,361	—	2,725,361
Common/Collective Trust Fund	—	4,774,289	—	4,774,289

	$11,078,648	$7,499,650	$—	$18,578,298

The Plan’s mutual funds are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The Plan’s RTI unitized stock fund and common/collective trust fund (“CCT”) are classified within Level 2, and explained further in Note 3 to the Plan’s Financial Statements.

NOTE 3 – INVESTMENTS:

The Plan invests in a Master Trust. The Master Trust invests in mutual funds, the CCT managed by Fidelity Management Trust Company (“Fidelity”, the “Trustee” or the “Record Keeper”), and RTI International Metals, Inc. (parent of the Company, “RTI”) common stock through a unitized stock fund. Investments in mutual funds are managed by the Trustee and are valued at fair market value based on published quotations. Investment transactions are recorded as of the trade date. The unitized common stock fund and CCT were valued at the net value of participation units which are generally valued by the Trustee based upon quoted market prices of the underlying assets. The CCT valuation as of December 31, 2010 was calculated based upon unaudited quoted market prices of the underlying assets provided by the Trustee. Participants can obtain further information concerning the CCT from its separate audited financial statements dated September 30, 2010. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Realized gains/losses are recorded using an average cost basis for shares in the transaction.

COMMON COLLECTIVE TRUST FUND

The FASB’s authoritative guidance requires investment contracts held by a defined contribution plan to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through the Master Trust. The Statements of Net Assets Available for Benefits presents the fair value of the investment in the Master Trust as well as the adjustment of the investment in the Master Trust from fair value to contract value relating to investment contracts. The Statement of Changes in Net Assets Available for Benefits was prepared on a contract value basis.

NOTES TO FINANCIAL STATEMENTS (continued)

During the year ended December 31, 2010, the Plan held investments in Fidelity Managed Income Portfolio Fund (“MIP”) which is a CCT managed by Fidelity Investments. The MIP is a fund of the Fidelity Group Trust for Employee Benefit Plans. The MIP invests in underlying assets, typically fixed-income securities and bond funds and may include derivative instruments such as futures contracts and swap agreements. The fund also enters into “wrapper” contracts issued by third parties and invests in cash equivalents represented by shares in a money market fund. A wrap contract is similar to buying insurance and provides full benefit responsiveness, provided that all the terms of the wrap contract have been met. Wrap contracts are normally purchased from issuers rated in the top three long-term rating categories (A- or the equivalent and above) by any one of the nationally recognized statistical rating organizations. The MIP attempts to maintain a $1.00 Net Asset Value (“NAV”) per unit.

The crediting rate is used as an estimated future market value calculated by compounding a portfolio’s current market value at its current yield to maturity for a period equal to the portfolio’s duration. The crediting rate is the discounted rate that equates that estimated future market value with the portfolio’s current contract value. Crediting rates of the wrap contracts are reset quarterly. The wrap contracts provide a guarantee that the crediting rate will not fall below zero percent. The portfolio and wrap contracts purchased by the portfolio are designed to pay all participant-initiated transactions at contract value. The wrap contracts limit the ability of the portfolio to transact at contract value if certain events occur, but the Plan’s management is not aware of the occurrence or likely occurrence of any of these events. The wrap contracts are valued using discounted cash flow models that consider recent bids, discount rate, and the duration of the underlying portfolio securities. A wrap issuer may terminate a wrap contract for cause at any time.

The MIP trustee values the remaining underlying assets of the fund using various methods including readily available bid prices in the principal market in which the securities trade, pricing services that use valuation matrices that incorporate both dealer supplied valuations and valuation models, valuation inputs using the structure of the issue, cash flow assumptions, the value of the underlying assets and guarantees.

The MIP is included at fair value on the Statements of Net Assets Available for Benefits based on the proportionate share of the ownership of the Plan’s participants.

The average yield earned by all wrap contracts held by the Plan’s common/collective trust funds were approximately 2.68% and 3.16% for the years ended December 31, 2010 and 2009, respectively. The average yield earned by the Plan for all wrap contracts held by the Plan’s common/collective trust funds based on the actual interest rate credited to participants were approximately 1.44% and 1.20% for the years ended December 31, 2010 and 2009, respectively.

UNITIZED STOCK FUND

The RTI unitized stock fund allows the participants the benefits of being invested in RTI common stock in a manner similar to a mutual fund. The value of a unit in the fund is the market value of the RTI common stock owned in the fund and the market value of the short-term cash position (fund equity) divided by the number of units outstanding.

The following information pertains to the RTI unitized stock fund in the Master Trust as of December 31:

	2010		2009
	Shares	Fair Value	Shares	Fair Value

RTI International Metals, Inc. Common Stock (Symbol: RTI)	171,123	$4,616,899	184,123	$4,634,376
Fidelity Institutional Cash Portfolio MM Fund	351,847	351,847	325,327	325,327
Other		66		40,959

Total		$4,968,812		$5,000,662

The following represents the Plan’s interest in the RTI unitized stock fund as of December 31:

	2010	2009
Unitized fund units held	237,463	303,214
Per unit price	$9.68	$8.99

NOTES TO FINANCIAL STATEMENTS (continued)

INVESTMENTS IN PLAN TRUST

At December 31, 2010, the Master Trust includes funds of the RTI International Metals, Inc. Employee Savings and Investment Plan, the RMI Employee Savings and Investment Plan, and the RMI Bargaining Unit Employee Savings and Investment Plan.

At December 31, 2010 and 2009, master trust fund net assets allocated to the Plan totaled $19,679,946 and $18,578,298, respectively.

Fair values of investments in the Master Trust are as follows:

	2010	2009

At fair value as determined by quoted market prices:
Mutual funds	$39,834,214	$33,999,528

At estimated fair value:
RTI unitized stock fund	4,968,812	5,000,662
Common/collective trust fund	10,575,280	10,535,532

Investments in trust, at fair value	$55,378,306	$49,535,722

At December 31, 2010 and 2009 the Plan held 35.5% and 37.5% respectively, of the Master Trust assets.

The following presents the investment income of the Master Trust for the year ended December 31:

2010
Net appreciation in fair value of investments:
RTI unitized stock fund	$562,067
Mutual funds	4,094,604
Common/collective trust fund	281,896
Dividends	846,959
Other	12,138

Net investment income	$5,797,664

OTHER INVESTMENTS RELATED DISCLOSURES

Investments in the Master Trust that represent five percent or more of the Plan’s net assets available for benefits are separately identified as of December 31:

	2010	2009
At fair value as determined by quoted market prices:
Mutual Funds:
Fidelity Magellan	$3,754,394	$3,531,303
Fidelity Low-Priced Stock	$1,476,385	$1,262,491
At estimated fair value:
RTI unitized stock fund	$2,298,240	$2,725,361
Fidelity Managed Income Portfolio Fund (CCT)	$4,800,541	$4,774,289

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 4 – DESCRIPTION OF PLAN:

GENERAL

The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions. Reference should be made to the Plan agreement for additional information concerning contributions, eligibility, income allocation, withdrawals, and other important features of the Plan.

The Plan, created on March 1, 1987, is a defined contribution plan covering full-time union represented employees who are at least 21 years of age, have completed three months of service, and are hourly employees of RTI’s subsidiaries, including RMI Titanium Company and RTI Tradco covered by the collective bargaining agreement. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

CONTRIBUTIONS

There are several types of contributions that can be added to a participant’s account: an employee salary deferral contribution, an employer matching contribution, an employer profit sharing contribution, and an employer qualified non-elective contribution. Participants may also contribute amounts representing rollover distributions from other qualified defined benefit or contribution plans.

Participants may contribute from 1% to 25% of their salaries through payroll deductions. Contributions are subject to limitations specified in the Internal Revenue Code (“IRC”). Contributions are directed by the participants into any one or all of the investment options. Changes in allocation of future contributions and transfers of presently invested contributions are permitted pursuant to the Plan document. Participants may change their elections of investment funds by calling the Record Keeper directly or by accessing their accounts via the internet.

The Company may make annual discretionary profit sharing contributions in an amount to be determined at Plan year end by the Board of Directors. Profit sharing contributions, if any, made to the Plan by the company will be allocated to participant accounts in the ratio that the participant’s eligible compensation bears to the total eligible compensation paid to all eligible participants.

Generally, employees hired on or after January 1, 2005 will receive a non-discretionary employer matching contribution equal to 50% of the first 4% of employee contributions and a discretionary employer contribution of 2% of wages.

Employees newly hired, or rehired, on or after August 15, 2008 are subject to automatic enrollment provisions under the Plan. Unless an eligible employee makes an affirmative election otherwise, the employee’s deferral will be 3% of the employee’s eligible compensation for each payroll period in which the employee is an active participant. In addition, these participants are also subject to an automatic deferral increase of 1% annually, not to exceed 10% of eligible compensation, unless the participant affirmatively elects otherwise after receiving appropriate notice.

PLAN TRANSFERS

During 2010, certain employees became eligible to enroll and transfer funds from their prior plan to one of the other two plans offered to RTI employees. The aggregate amount transferred out of the Plan totaled $47,048.

PARTICIPATION

An employee becomes a participant in the Plan on the first day of the month after completing three months of service and upon attaining age 21.

PARTICIPANTS’ ACCOUNTS

Allocations are based on participants’ compensation and/or account balances, as defined in the Plan document.

NOTES TO FINANCIAL STATEMENTS (continued)

VESTING

Participants are immediately vested in their rollover contributions and voluntary contributions, plus actual earnings thereon. Vesting in the Company contributions portion of their accounts, plus actual earnings thereon, is based on years of continuous service. A participant is 100% vested after three years of credited service.

PAYMENT OF BENEFITS

Participants or their beneficiaries are entitled to the full current value of their account in the Plan upon:

•	Retirement;

•	Termination of employment with the Company; or

•	Death

Upon termination of service other than by retirement, disability, or death, a participant will receive a lump sum payment if the total of their vested account balance does not exceed $1,000. If the vested account balance exceeds $1,000, the assets will generally be held in a trust until the participant’s normal or early retirement date.

Participants may also make written application for withdrawal of all or a portion of their account balance for certain limited situations qualifying as financial hardships under Internal Revenue Service (“IRS”) guidelines in effect at the time of the withdrawal.

NOTES RECEIVABLE FROM PARTICIPANTS

Loans are available to all participants subject to provisions set forth in the Plan document. Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to 50% of the existing account balance not to exceed $50,000 in any 12-month period. Loan repayment terms range from one month to five years unless it is for the purchase of their principal residence in which case the loan repayment period may not extend beyond 10 years from the date of the loan, and are secured by the balance in the participant’s account. Loans bear interest at rates that range from 5.25% to 10.25%, which are commensurate with the current market rate when made.

FORFEITURES

If a participant terminates their employment and is less than 100% vested in their share of the employer contributions, they will forfeit the non-vested portion of their employer contributions. Forfeited account balances are retained in the Plan and will first be used to reduce administrative expenses. Any remaining amounts will be used to reduce future employer contributions payable under the Plan. Forfeited account balances at December 31, 2010 and 2009 totaled $1,750 and $3,914, respectively. Forfeitures allocated to pay administrative expenses of the Plan during the year ended December 31, 2010 totaled $5,538. Administrative fees of $1,378 were paid by Plan participants for transaction based fees.

ADMINISTRATION

The Plan is administered by the Plan Administrator (the “Administrator”). The Administrator establishes the rules and procedures and interprets the provisions of the Plan. Administrative expenses of the Plan are paid by the Company when such expenses exceed the forfeited non-vested employer contributions under the termination provision, while legal and audit fees are paid by RTI and, as such, are not expenses of the Plan.

TERMINATION PROVISION

The Company anticipates the Plan will continue without interruption, but reserves the right to discontinue the Plan at any time. In the event that such discontinuance results in the termination of the Plan, the Plan provides that each participant shall be fully vested in his or her individual account which includes earnings on the participant’s contributions as well as employer contributions. The individual accounts of the participants shall continue to be administered by the Administrator, or be distributed in a lump sum to the participants, as deemed appropriate by the Administrator.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 5 – INCOME TAXES:

The Plan is operated under a prototype non-standardized 401(k) profit sharing plan prepared by Fidelity Management and Research Company. The prototype plan obtained its latest determination letter on March 31, 2008, in which the Internal Revenue Service stated that the prototype plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan administrator and the Plan’s tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement date and no provision for income taxes has been included in the Plan’s Financial Statements.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the taxing authorities. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2010, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or assets) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes it is no longer subject to income tax examinations for years prior to 2007.

NOTE 6 – PARTY-IN-INTEREST:

Certain investments of the Plan are managed by the Trustee of the Plan. The Plan also invests in common stock of RTI. In addition, the Plan issues loans to participants, which are secured by the balances in the participants’ accounts. Therefore, these related transactions qualify as party-in-interest transactions. All other transactions which may be considered parties-in-interest transactions relate to normal plan management and administrative services, and the related payment of fees.

NOTE 7 – RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500:

A reconciliation of net assets available for benefits according to the financial statements consists of the following as of December 31:

	2010	2009
Net assets available for benefits per the financial statements	$20,342,188	$19,319,268

Adjustment from contract value to fair value for fully benefit responsive investment contracts	39,033	(88,778)

Net assets available for benefits per the Form 5500	$20,381,221	$19,230,490

A reconciliation of investment income according to the financial statements consists of the following for the year ended December 31:

2010
Investment income per the financial statements	$1,819,559

Computed fair value adjustment to net investment income-common collective trust	127,811

Investment income per the Form 5500	$1,947,370

Form 5500 Schedule H, Line 4i

SCHEDULE OF ASSETS

(Held at End of Year)

RMI BARGAINING UNIT EMPLOYEE SAVINGS AND INVESTMENT PLAN

DECEMBER 31, 2010

EIN: 31-0875005, PLAN #: 006

(a)	Identity of issue (b)	Description of investment (c)	Cost (d)		Current Value (e)
*	Master Trust Fund	Common Stock Fund, Common Collective Trust, and Mutual Funds	N/A	**	$19,679,947
*	Notes receivable from participants	Interest Rates High 10.25%, Low 5.25%	-0-		676,001

		Total:			$20,355,948

*	Party-in-interest
**	Historical cost has not been presented as all investments are participant directed.

Form 5500 Schedule H, Line 4a

SCHEDULE OF DELINQUENT

PARTICIPATION CONTRIBUTIONS

RMI BARGAINING UNIT EMPLOYEE SAVINGS AND INVESTMENT PLAN

FOR THE YEAR ENDED DECEMBER 31, 2010

EIN: 31-0875005, PLAN #: 006

Total that Constitute Nonexempt Prohibited Transactions

Participant Contributions Transferred Late to Plan*	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP	Total Fully Corrected Under VFCP and PTE 2002-51

$ 8,463	$ 8,463	$ —	$ —	$ —

*	Late participant loan repayments are included